Exhibit 23.2

March 26, 2012

Single Touch Systems Inc.
100 Town Square Place, Suite 204
Jersey City, NJ 07310

Re: Single Touch Systems Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We consent to the use of our opinion letter dated July 7, 2011 (which was previously filed with the Securities and Exchange Commission on July 7, 2011 as an exhibit to your Registration Statement on Form S-1 (registration no. 333-175119)) as an exhibit to Post-Effective Amendment No. 1 to such Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of Post-Effective Amendment No. 1 to such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

We continue to disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed in such opinion letter. And we reiterate that we rendered, and render, no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholder Shares or the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH
STRADLING YOCCA CARLSON & RAUTH